                                                                   Exhibit 12.1


SENIOR HOUSING PROPERTIES TRUST
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               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                             (dollars in thousands)

                                                                                                   Nine Months Ended
                                                          Year Ended December 31,                    September 30,
                                        ---------------------------------------------------------  -------------------
Earnings:                                  1996         1997        1998       1999       2000       2000       2001
-------------------------------------------------------------------------------------------------  -------------------
Net income............................   $36,441      $44,723     $46,236    $14,834    $58,437    $19,202    $11,108
Fixed charges.........................    14,719       16,958      19,293     18,768     15,366     12,595      5,649
                                         -------      -------     -------    -------    -------    -------    -------
Adjusted Earnings.....................   $51,160      $61,681     $65,529    $33,602    $73,803    $31,797    $16,757
                                         =======      =======     =======    =======    =======    =======    =======
Fixed Charges:
Interest expense......................   $14,719      $16,958     $19,293    $18,768    $15,366    $12,595    $ 4,900
Distributions on Trust Preferred
  Securities..........................        --           --          --         --         --         --        749
                                         -------      -------     -------    -------    -------    -------    -------
Total Fixed Charges...................   $14,719      $16,958     $19,293    $18,768    $15,366    $12,595    $ 5,649
                                         =======      =======     =======    =======    =======    =======    =======
Ratios of Earnings to Fixed Charges...      3.5x          3.6x        3.4x       1.8x       4.8x       2.5x       3.0x
                                         =======      =======     =======    =======    =======    =======    =======

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     Senior Housing Properties Trust ("Senior Housing"), was organized on
December 16, 1998, as a 100% owned subsidiary of HRPT Properties Trust ("HRPT"). On October 12, 1999, HRPT distributed 50.7% of its ownership interest in Senior Housing to HRPT shareholders (the "Spin-Off"). This computation of earnings to fixed charges is presented as if Senior Housing was a separate legal entity from HRPT prior to the Spin-Off. Interest expense was allocated based on HRPT's historical interest expense as a percentage of HRPT's average historical costs of real estate investments.

     The ratios of earnings to fixed charges presented above were computed by dividing Senior Housing's earnings by fixed charges. For this purpose, earnings have been calculated by adding fixed charges to net income. Fixed charges consist of interest costs, whether expensed or capitalized, and any interest component of capitalized lease expense, amortization of debt discounts and deferred financing costs, whether expensed or capitalized, and distributions on trust preferred securities.